Exhibits 5.1 and 23.2

August 1, 2013

Solitario Exploration & Royalty Corp.

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

RE:	Registration Statement on Form S-8 relating to 1,750,000 shares of common stock under the 2013 Solitario Exploration & Royalty Corp. Omnibus Stock and Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Solitario Resources Corporation, a Colorado corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of 1,750,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), which may be issued from time to time to certain employees, directors and consultants of the Company pursuant to the 2013 Solitario Exploration & Royalty Corp. Omnibus Stock and Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, copies of the Plan, the Company’s Articles of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the corporate action of the Company that provides for the issuance of the Shares, and such other documents as we deemed necessary. In addition, we have made such other investigation as we have deemed appropriate in order to express the opinion hereinafter set forth. In rendering our opinion, we have also assumed the genuineness of all signatures, the authenticity of all documents and conformity with originals of documents submitted to us and made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. Our opinion set forth below is limited to the laws of the State of Colorado.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 and the filing of this consent as Exhibit 23.2. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC